Exhibit 10.3
FORM OF PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Performance Restricted Stock Unit Agreement
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
This Performance Restricted Stock Unit Award Agreement (together with Attachment 1 hereto, the “Agreement”) is made as of the award date set forth in the grant (the “Grant Date”), by and between WOLVERINE WORLD WIDE, INC., a Delaware corporation (“Wolverine” or the “Company”), and the employee identified in the grant (“Employee”).
Wolverine maintains a Stock Incentive Plan of 2016 (as amended and restated and as it may be further amended from time to time, the “Plan”) that is administered by the Compensation Committee of Wolverine’s Board of Directors (the “Committee”), under which the Committee may award restricted stock units as all or part of a long-term incentive award.
The Committee has determined (i) that Employee is eligible to participate in the Plan and receive a long-term incentive award, (ii) Employee’s participation level, and (iii) the performance criteria for the award. The Committee has awarded to Employee restricted stock units of Wolverine subject to the terms, conditions and restrictions contained in this Agreement and in the Plan (the “Restricted Stock Unit Award”). Employee acknowledges receipt of a copy of the Plan and accepts this Restricted Stock Unit Award subject to all such terms, conditions and restrictions.
By accepting this Restricted Stock Unit Award, Employee hereby forgoes, releases and forever discharges any rights Employee had under the performance-based restricted stock units previously granted to Employee for the 2020-2022 performance period, which performance-based restricted stock units shall be deemed void, cancelled and of no further force or effect.
1.Award. Wolverine hereby awards to Employee the Restricted Stock Unit Award consisting of a target number of restricted stock units as set forth in the grant (the “Restricted Stock Units”), which shall be eligible to vest in accordance with the terms of this Agreement and the Plan. The ultimate “Incentive Award” received by Employee will be the number of Restricted Stock Units that vest hereunder as determined by the Committee. Each Restricted Stock Unit represents the conditional right to receive, without payment but subject to the terms, conditions and limitations set forth in this Agreement and in the Plan, one share of common stock of the Company (“Common Stock”) in accordance with this Agreement. On the Payout Date (as defined in Attachment 1), the Company shall deliver to Employee a number of shares of Common Stock in respect of the Restricted Stock Units that vest hereunder, together with any Dividend Equivalents (as defined below) thereon, or, at the option of the Company, a cash payment in an amount equal to the Fair Market Value on the Payout Date multiplied by the number of shares of Common Stock in respect of the Restricted Stock Units that vest hereunder, together with any Dividend Equivalents thereon, subject to any applicable withholdings required by applicable law.
2.Transferability. Until the Restricted Stock Units vest as set forth in Section 3 below and Attachment 1, the Plan provides that Restricted Stock Units are generally not transferable by Employee except by will or according to the laws of descent and distribution. The Plan further provides that all rights with respect to the Restricted Stock Units are exercisable during Employee’s lifetime only by Employee, Employee’s guardian or legal representative.
3.Vesting. Except as otherwise provided in this Agreement or by action of the Committee to reduce the number of Restricted Stock Units that would otherwise vest hereunder, the Restricted Stock Units shall vest as set forth in Attachment 1.

4.Termination of Employment Status.
(a)Except as set forth in subsection (b) or Section 5 below, Employee:

            (i)        must be an employee of the Company or one of its subsidiaries at the time the Committee certifies the achievement of the Performance Period performance criteria for the vesting of any portion of the Restricted Stock Unit Award (the performance criteria being Revenue, as defined in Attachment 1); and

            (ii)    shall forfeit the entire unvested Restricted Stock Unit Award if, before such certification, Employee’s employment with Wolverine or its subsidiaries terminates (the “Employment Termination”) or the Committee terminates the Restricted Stock Unit Award (an “Award Termination”).

        (b) If the Employment Termination is:

    (i)     due to Employee’s:

        (1)    Disability;
        (2)    death; or
        (3)    Retirement; or

    (ii)    due to such other circumstances as the Committee in its discretion allows;

then the number of Restricted Stock Units which shall vest at the end of the Performance Period shall be calculated as set forth in subsection (c), subject to reduction by the Committee in its discretion. If there is an Award Termination, the Committee may in its discretion allow some or all of the Restricted Stock Units to vest, calculated as set forth in subsection (c), subject to reduction by the Committee in its discretion.

        (c)    As soon as reasonably practicable following the end of the Performance Period, the Committee shall calculate, as set forth in Attachment 1, the number of Restricted Stock Units that would have vested based on the attainment of the performance criteria if Employee’s employment or Restricted Stock Units had not been terminated prior to the certification. The remainder of the Restricted Stock Units shall be automatically forfeited.

5.Change in Control. If, prior to the Performance Period End Date (as defined in Attachment 1), a Change in Control occurs, to the extent the Restricted Stock Units are outstanding immediately prior to such Change in Control, they shall vest in accordance with Section 13(b)(iii) of the Plan.
6.Post-Vest Holding Period. Employee may not sell or otherwise transfer the shares of Common Stock (the “Shares”) issued pursuant to this Restricted Stock Unit Award until one (1) year after the vesting of the underlying Restricted Stock Units (“Post-Vest Holding Period”). During the Post-Vest Holding Period, Employee will be able to vote the Shares and receive any dividends issued, if any, with respect to the Shares. Notwithstanding the foregoing, these restrictions shall immediately lapse upon Employee’s death, Disability or a Change in Control.
7.Employment by Wolverine. The Agreement and the Restricted Stock Unit Award shall not impose upon Wolverine or any of its Subsidiaries any obligation to retain Employee in its employ for any given period or upon any specific terms of employment. Wolverine or any of its Subsidiaries may at any time dismiss Employee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Employee. By accepting this Award, Employee reaffirms the obligations of any Employee Confidentiality, Intellectual Property Protection, and Restrictive Covenant Agreement or similar agreement, previously entered into between Wolverine and Employee.
8.Stockholder Rights. Employee (or Employee’s permitted transferees) shall not have any voting and liquidation rights with respect to the Restricted Stock Units or the underlying Common Stock represented thereby unless and until shares of Common Stock are actually issued to Employee upon vesting of the Restricted Stock Units in accordance with the terms of this Agreement. Employee shall be entitled to receive a dividend equivalent (“Dividend Equivalent”) in the form of cash, with respect to any cash dividend that is declared and paid on the Common Stock underlying the Restricted Stock Units prior to the Payout Date, with the amount that is paid to Employee in respect of the Dividend Equivalents equal to the aggregate cash dividends declared and paid per share of Common Stock during the period beginning on the Grant Date and ending immediately prior to the Payout Date multiplied by the number of Restricted Stock Units that vest hereunder in accordance with Appendix 1. For greater certainty, no Dividend Equivalent shall be payable to Employee in respect of any unvested Restricted Stock Units that are forfeited. Upon vesting of the Restricted Stock Units and issuance to Employee of underlying Common Stock, if applicable, Employee shall have all stockholder rights, including the right to transfer the underlying Common Stock, subject to such conditions as Wolverine may reasonably specify to ensure compliance with applicable federal and state securities laws.
9.Withholding. Wolverine and any of its Subsidiaries shall be entitled to (a) withhold and deduct from Employee’s future wages (or from other amounts that may be due and owing to Employee from Wolverine or a Subsidiary, including amounts under this Agreement), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all applicable federal, state and local withholding and employment-related tax requirements attributable to the Restricted Stock Units Award under this Agreement, including, without limitation, the award, vesting or settlement of Restricted Stock Units and any Dividend Equivalents; or (b) require Employee promptly to remit the amount of such withholding to Wolverine or a Subsidiary before taking any action with respect to the Restricted Stock Units. Unless the Committee provides otherwise, withholding may be satisfied by withholding shares of Common Stock to be received by Employee pursuant to this Agreement or by delivery to Wolverine or a Subsidiary of previously owned Common Stock of Wolverine.
10.Effective Date. This grant of Restricted Stock Units shall be effective as of the Grant Date set forth in the grant.
11.Agreement Controls. The Plan is hereby incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control.

WOLVERINE WORLD WIDE, INC.
COMPENSATION COMMITTEE

ATTACHMENT 1 TO RESTRICTED STOCK UNITS AWARD AGREEMENT
The number of Restricted Stock Units that will vest is equal to the number resulting from the formula set forth immediately below, but not in excess of 600% of the target number of Restricted Stock Units (“the Maximum RSU Amount”), subject to any exercise of negative discretion of the Committee.

1.    The number of Restricted Stock Units that will vest under this Attachment 1 and this Agreement, as determined by the Committee, is equal to:

(Average Award Percentage x Target Value)/Market Price

rounded up to the nearest whole number (but not in excess of the Maximum RSU Amount) where:

Average Award Percentage will be equal to (x) the sum of the Award Percentage for each Fiscal Year during the Performance Period divided by (y) two.

Award Percentage for each Fiscal Year during the Performance Period will be calculated as follows:

    If the Revenue for the applicable Fiscal Year is < Threshold Revenue, Award Percentage = 0%

    If the Revenue for the applicable Fiscal Year is ≥ Threshold Revenue and < Target Revenue, Award Percentage =

([[

(Revenue – Threshold Revenue)
(Target Revenue – Threshold Revenue)
] x 0.5 ] + 0.5 ) x100
    If the Revenue for the applicable Fiscal Year is ≥ Target Revenue and < Goal Revenue, Award Percentage =

([[

(Revenue – Target Revenue)
(Goal Revenue – Target Revenue)
] x 0.5 ] + 1.0 ) x100
    If the Revenue for the applicable Fiscal Year is ≥ Goal Revenue and < Stretch Revenue, Award Percentage =
([[

(Revenue – Goal Revenue)
(Stretch Revenue – Goal Revenue)
] x 0.5 ] + 1.5 ) x100
        If the Revenue for the applicable Fiscal Year is ≥ Stretch Revenue, Award Percentage = Award Cap

The other defined terms shall have the following meanings for the purpose of this Agreement:

Award Cap	200%
Award Recipient	An employee of the Company to whom the Compensation Committee of the Board of Directors or the Board of Directors grants a Performance Restricted Unit Award, for such portion of the Performance Period as the Committee determines.
Fiscal Year	The fiscal year of the Company for financial reporting purposes as the Company may adopt from time to time.
Forfeited Award	The performance-based restricted stock units previously granted to Employee for the 2020-2022 performance period.
Market Price	The Fair Market Value on the Grant Date.
Payout Date	The date determined by the Committee upon the vesting of Restricted Stock Units for the issuance and delivery of Common Stock and, if applicable, any cash payment, to which such Payout Date relates, which date shall be as soon as practicable, but in no event more than sixty (60) days following the date of vesting (or, if earlier, within 30 days following the date of a Change in Control, to the extent provided in Section 5 of this Agreement and the Plan).
Performance Period	The two-year period beginning on the first day of the Company’s 2021 Fiscal Year and ending on the last day of the Company’s 2022 Fiscal Year.
Performance Period End Date	The last day of the Company’s 2022 Fiscal Year.
Revenue	The total revenue of the Company for a Fiscal Year.
Target Value	Subject to the forfeiture provisions of Section 4 of the Agreement, the Target Value shall be the average of the sum of (i) the target amount granted for this Award in 2021 (reflecting the reduction percentage that was applied to the original total long-term incentives granted for the 2020-2022 period (the “Reduction Percentage”)), and (ii) the highest dollar target amount of total long-term incentives granted in 2022, multiplied by the Reduction Percentage, multiplied by a fraction, the numerator of which is months employed and participating during the performance period that originally applied to the Forfeited Award and the denominator of which is 36. For clarification, the dollar target amount is only counted once for corresponding cycle grant year in cases where grants are made on the same date for multiple performance periods. Partial months employed/participating shall only be included in the numerator, above, if Employee is employed/participating for the majority of days in such month.
Threshold Revenue	As set by the Compensation Committee within the first 90 days of the Performance Period.
Target Revenue	As set by the Compensation Committee within the first 90 days of the Performance Period.
Goal Revenue	As set by the Compensation Committee within the first 90 days of the Performance Period.
Stretch Revenue	As set by the Compensation Committee within the first 90 days of the Performance Period.